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Exhibit 99—Press Release

NEWS RELEASE	[LOGO]	6113 Lemmon, Dallas, Texas 75209 Tel 214.956.4511 • Fax 214.956.4239 Contact: David Tehle Executive Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

HAGGAR QUARTERLY SALES INCREASE 10%
Annual Sales Grow 8%

DALLAS, TX (November 5, 2002)

Fourth Quarter and Annual Highlights:

  •
  Grew net sales in fiscal fourth quarter by 10% from $120.8 million in 2001 to $133.2 million in 2002.

  •
  Grew net sales by 8% for the year from $444.6 million in fiscal 2001 to $481.8 million in fiscal 2002.

  •
  Improved core earnings for the year by 21% from $5.2 million in fiscal 2001 to $6.4 million in fiscal 2002.

  •
  Introduced new exciting product in 2002 called the Haggar® comfort fit waist pant.

  •
  Reduced debt from $53.4 million at September 30, 2001 to $25.1 million at September 30, 2002.

  •
  Settled litigation and reduced legal reserve $1.9 million, net of tax.

  •
  Streamlined foreign manufacturing and sales force, resulting in $1.0 million (net of tax) combined charge during fourth quarter 2002.

        Haggar Corp. (NASDAQ-HGGR) announced results for the fourth quarter and full year for fiscal year 2002, which ended September 30, 2002. For the fourth quarter of fiscal 2002, Haggar reported a 10.3% increase in net sales to $133,226,000 and an increase of 10.0% in core earnings to $2,575,000, or $0.40 on a diluted earnings per share basis. This compares to the fourth quarter of 2001, in which the Company reported $120,772,000 in net sales and core earnings of $2,341,000, or $0.36 on a diluted earnings per share basis.

        For fiscal 2002, Haggar reported an 8.4% increase in net sales to $481,831,000 and an increase of 21.2% to core earnings of $6,350,000 from 2001 or $0.99 on a per share basis. This compares to fiscal

2001, in which the Company reported $444,570,000 in net sales and core earnings of $5,240,000, or $0.81 on a diluted earnings per share basis.

	Twelve Months Ended September 30,		Three Months Ended September 30,
Earnings Summary (unaudited) (in thousands, except per share amounts)
	2002	2001	2002	2001
Net income	$3,544	$2,731	$(7,565)	$(8,670)
Earnings per share—Diluted	$0.55	$0.42	$(1.17)	$(1.34)

Unusual charges (benefits) net of tax:
Reduction of legal reserve	(1,947)	—	(1,947)	—
Closure of Dominican Republic facility	353	—	353	—
Reduction of sales force	625	—	625	—
Revision of Edinburg, Texas facility write-off	—	—	(1,294)	—
Closure of cutting facility	—	—	600	—
Closure of sewing facility	—	(390)	—	13,910
Impact of SFAS No.142 (goodwill and other intangible assets)	—	—	15,578	—

Core earnings	$2,575	$2,341	$6,350	$5,240

Core Earnings per share—Diluted	$0.40	$0.36	$0.99	$0.81

Review of Core Earnings:

        J. M. Haggar, III, the Company's Chairman and Chief Executive Officer, stated, "We are excited about our sales increase of 10% for our fourth quarter and an 8% increase in net sales for the full year. Our growth initiatives are working excellently, particularly our new Haggar® comfort fit waist pant, which has been outpacing our expectations at retail. Pricing pressures continue to impact our gross margins, however we remain committed to our strategy to grow market share."

        Frank Bracken, President and Chief Operating Officer, added, "Our new advertising campaign for our Haggar® comfort fit waist pant has been a huge success. We are back on television promoting the Haggar brand, which builds our long-term brand equity. Our retailers have responded very positively to the ad, which will create up to 99 million gross impressions over the next three months."

        David Tehle, Executive Vice President and Chief Financial Officer, stated, "Overall debt came down over $28 million to $25.1 million as of September 30, 2002, versus $53.4 million last September. Strong working capital management continues to help fund the new strategic investments in our business."

        The Haggar Board of Directors continued the $0.05 per share quarterly dividend. The dividend will be payable on November 18, 2002, to shareholders of record as of November 4, 2002.

Summary of Unusual Charges (Benefits) (all items net of tax):

        During the first quarter of fiscal 2002, the Company adopted Statement of Financial Standards No. 142, "Goodwill and Other Intangible Assets", and recorded a $15,578,000 impairment of goodwill related to the 1999 acquisition of Jerell, the Company's women's wear subsidiary.

        During the second quarter of fiscal 2002, the Company recorded a $600,000 charge for the closure of its Weslaco, Texas cutting operation, or $0.09 per share, and the revision of the Company's estimate on the 2001 Edinburg, Texas facility write-off, which reversed $1,294,000 to income or $0.20 per share.

        In the fourth quarter of fiscal 2002, the Company closed one of its manufacturing facilities in the Dominican Republic and recorded a charge of $353,000, or $0.05 on a per share basis. The Company also announced the streamlining of its sales force and recorded a charge of $625,000, or $0.10 on a per share basis. In addition, the Company settled an outstanding lawsuit and, as a result, reversed the related legal reserves by $1,947,000 to income, a $0.30 positive impact on a per share basis.

        During fiscal 2001, the Company recorded a reorganization charge for $13,910,000 or $2.15 per share relating primarily to the closing of its last domestic sewing facility in Edinburg, Texas. In the fourth quarter of fiscal 2001, the Company reduced the overall reorganization charge recorded in March 2001 by $390,000, or $0.06 per share, based primarily on lower than expected employee benefit related costs arising out of the closing of the sewing facility in Edinburg, Texas.

        The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in such statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company's business, labor relations, governmental regulations, unexpected judicial decisions, and inflation. In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year. Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

        Additionally, the Company will file a Form 8K with the Securities and Exchange Commission today with its financial projections for Fiscal 2003. Core E.P.S. for the year are forecasted to be up 10-15% versus the $0.99 in 2002. Fiscal first quarter 2003 is forecasted to be at a loss of $0.35 to $0.40 due to the comfort fit advertising expenses, which will all be incurred in the quarter, and some impact from the West Coast Dock slowdown.

        Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.

HAGGAR CORP.

	Three Months Ended September 30,		Twelve Months Ended September 30,
Condensed Consolidated Statements of Income (unaudited)
	2002	2001	2002	2001
	(In thousands, except per share amounts)
Net sales	$133,226	$120,772	$481,831	$444,570
Cost of sales	94,560	84,106	351,704	307,796
Reorganization costs	(2,655)	(650)	(3,812)	20,150
Selling, general and administrative expenses	34,521	31,312	118,442	123,972
Royalty income	(421)	(380)	(1,326)	(1,856)
Other expense (income)	(49)	309	(613)	107
Interest expense	792	1,344	3,600	5,140

Income (loss) before provision (benefit) for income taxes and cumulative effect of accounting change	6,478	4,731	13,836	(10,739)
Provision (benefit) for income taxes	2,934	2,000	5,823	(2,069)

Income (loss) before cumulative effect of accounting change	3,544	2,731	8,013	(8,670)
Cumulative effect of accounting change	—	—	(15,578)	—

Net income (loss)	$3,544	$2,731	$(7,565)	$(8,670)

BASIC
Income (loss) per common share before cumulative effect of accounting change	$0.55	$0.42	$1.25	$(1.34)
Cumulative effect of accounting change per common share	—	—	$(2.44)	—
Net income (loss) per common share	$0.55	$0.42	$(1.19)	$(1.34)
DILUTED
Income (loss) per common share before cumulative effect of accounting change	$0.55	$0.42	$1.25	$(1.34)
Cumulative effect of accounting change per common share	—	—	$(2.42)	—
Net income (loss) per common share	$0.55	$0.42	$(1.17)	$(1.34)
Weighted average shares outstanding—Basic	6,420	6,485	6,385	6,485
Weighted average shares outstanding—Diluted	6,443	6,511	6,429	6,485
Proforma impact of SFAS No. 142:
Net income (loss) as reported	$3,544	$2,731	$(7,565)	$(8,670)
Add back: Goodwill amortization	—	375	—	1,500

Adjusted net income (loss)	$3,544	$3,106	$(7,565)	$(7,170)
Proforma net income (loss) per common share—Basic	$0.55	$0.48	$(1.19)	$(1.11)
Proforma net income (loss) per common share—Diluted	$0.55	$0.48	$(1.17)	$(1.11)

Condensed Consolidated Balance Sheet (unaudited)	September 30, 2001	September 30, 2002
	(In thousands)
Assets
Cash and cash equivalents	$5,027	$7,800
Accounts receivable, net	61,825	69,047
Due from factor	2,459	2,252
Inventories	100,332	97,726
Property held for sale	2,157	—
Deferred tax benefit	12,087	11,290
Other current assets	1,863	2,215

Total current assets	185,750	190,330
Property, plant and equipment, net	46,195	51,975
Goodwill	9,472	25,050
Other assets	7,896	7,870

Total Assets	$249,313	$275,225

Liabilities and Stockholders' Equity
Accounts payable	$30,542	$35,645
Accrued liabilities	38,784	25,374
Other current liabilities	11,181	8,748
Current portion of long-term debt	3,742	4,021

Total current liabilities	84,249	73,788
Long term debt	21,343	49,338
Stockholders' equity	143,721	152,099

Total liabilities and stockholders' equity	$249,313	$275,225

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  Exhibit 99—Press Release